Exhibit 10.19

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is dated as of February 18, 2026 (the “Effective Date”) and is entered into by and between Swarmer, Inc (the “Company”) and Serhii Kupriienko (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of September 22, 2025 (the “Agreement”);

WHEREAS, the Company and the Executive desire to amend the Agreement; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.             Section 3 of the Agreement is deleted in its entirety and replaced with the following:

(3)             Equity Grant. Upon the Company’s successful consummation of a “Qualified IPO” (as defined in the Company’s Amended and Restated Certificate of Incorporation dated as of the date hereof) and provided you remain employed by the Company in good standing as of the effective date of the Qualified IPO, the Company will grant you (i) 1,305,840 restricted stock units (the “RSUs”) and (ii) options to purchase up to 400,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price equal to the price per share of Common Stock sold by the Company in the Qualified IPO (the “Options”). The grant information in the previous sentence assumes a Qualified IPO of gross proceeds to the Company of $15.0 million at an offering price equal to $5.00 per share of Common Stock (after giving effect to the contemplated forward stock split). In the event of the underwriter’s exercise in full of the over-allotment option, the grant information in the first sentence of this Section 3 shall be 1,341,840 RSUs and 400,000 Options. The grant information in this Section 3 is subject to adjustment based on the final offering amount of the Qualified IPO, including proportional adjustments to give effect to a partial exercise of the underwriter’s over-allotment option.

The RSUs and the Options shall vest, subject to your continued employment with the Company through each applicable vesting date, in 1/48th monthly installments on each monthly anniversary of the date of grant, commencing on the first month anniversary of the date of grant; provided, however, that if a Change in Control (as to be defined in the Company’s equity plan as of the date of grant (the “Plan”)) occurs during your employment with the Company, 100% of the RSUs and Options shall vest upon the Change in Control. The RSUs and Options shall be subject to and governed by the terms of the Plan and the award agreement provided by the Company. While the parties acknowledge that the RSUs and the Options must be approved by the Board (or its compensation committee) in accordance with the terms of the Plan, the Company’s obligation to cause such approval and issue the RSUs and the Options on the terms described herein is nevertheless an irrevocable binding contractual commitment on the Company. You should consult with your own tax advisor concerning the tax consequences of accepting the Equity Award.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Swarmer, Inc

By:	/s/ Alexander Fink
Name:	Alexander Fink
Title:	President and Chief Executive Officer (U.S.)

EXECUTIVE

/s/ Serhii Kupriienko
Serhii Kupriienko